UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2020

ANCHIANO THERAPEUTICS LTD.

(Exact name of registrant as specified in its charter)

State of Israel	001-38807	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Building 1400E, Suite 14-105 Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 259-4622

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing five ordinary shares, no par value per share	ANCN	Nasdaq Capital Market
Ordinary shares, no par value per share	N/A	Nasdaq Capital Market*

* Not for trading; only in connection with the registration of American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2020, our Chief Executive Officer Dr. Frank Haluska sent a letter to our Chairman that the Board has considered and construes as notice of constructive resignation.  The letter outlined Dr. Haluska’s belief that events have occurred that are sufficient to trigger his ability to resign for “Good Reason” under his employment agreement, and that he intends to resign as of August 8, 2020 assuming the “Good Reason” events are not cured within thirty (30) days.  After discussion and advice from Company legal counsel, the Board has informed Dr. Haluska that it completely disagrees with the letter’s assertions regarding “Good Reason”. At the same time, the Board has concluded that based on the content and nature of Dr. Haluska’s letter, it is reasonable to treat the letter as a constructive resignation. As a result, the Board has resolved to relieve Dr. Haluska of his CEO duties effective immediately.  In the letter, Dr. Haluska also confirms his intent to resign as a director of the Company.  However, as of this date he has not submitted his formal resignation. Until a new CEO is identified and appointed the Board will handle all matters related to CEO duties.

On July 6, 2020, the Company received notice from Danforth Advisors of its intention to terminate without cause its Consulting Agreement with the Company dated September 26, 2016.  Pursuant to this agreement, Danforth Advisors has provided CFO services for the Company since May 5, 2020 and will no longer act in that role.  The Company has engaged Line Consulting A.S Ltd. (“Line Consulting”) to provide all necessary financial consulting services and has appointed Mr. Andrew Fine as acting CFO. Line Consulting has provided financial consulting services for the Company since May 1, 2020. Danforth will continue to provide financial consulting services, including working with Line Consulting, for up to 60 days from the date of its notice.

Item 8.01. Other Events.

The Company previously announced as its priority the development of our pan-RAS-inhibitor program.  In order to execute on this priority, the Company requires additional equity capital and/or a co-development partner willing to finance development activities.

Starting in 2019, management has been working to identify licensing and co-development partners, including with the assistance of Life Sciences Advisors, a prominent consultancy.

The Company has also attempted to identify additional equity financing necessary to support the pan-RAS-inhibitor program.

Despite management’s efforts to attract co-development partners and financing sources, to date these efforts have not resulted in opportunities that are sufficiently mature and upon which the Company can execute.

In order to conserve cash and preserve optionality while alternatives are being identified and assessed, the Company will be undertaking reductions in headcount and other cost saving measures. These include plans to temporarily pause its internal and external research and development work on the Company’s pan-RAS-inhibitor program until there is greater clarity regarding Anchiano’s ability to fund such work.

The Company has also begun to explore strategic alternatives and has engaged Oppenheimer & Co. to assist with this effort.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCHIANO THERAPEUTICS LTD.

Date: July 9, 2020	By:	/s/ Stan Polovets
Name: Stan Polovets
Title: Chairman of the Board